EXHIBIT 5.1

ROXANNE K. BEILLY, P.A.
907 SE 7th Street
Fort Lauderdale, Florida 33301

August 30, 2023

PetMed Express, Inc.
420 South Congress Avenue
Delray Beach, Florida 33445

Ladies and Gentlemen:
We are acting as counsel to PetMed Express, Inc., a Florida corporation (the “Company”), in connection with a post-effective amendment (“Post-Effective Amendment”) to its registration statement on Form S-8, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) on June 23, 2017 (the “Registration Statement”), which Post-Effective Amendment relates to the offering and registration of up to 481,000 shares of the Common Stock of the Company (the “2015 Director Plan Shares”), all of which shares are issuable pursuant to the PetMed Express, Inc. 2015 Outside Director Equity Compensation Plan (as amended and restated effective on June 15, 2023) (the “2015 Director Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Florida Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that when the 2015 Director Plan Shares are issued pursuant to and in accordance with the terms of the 2015 Director Plan, said shares will be, validly issued, fully paid and non-assessable.
This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

ROXANNE K. BEILLY P.A.

By: /s/Roxanne K. Beilly
Roxanne K. Beilly